Exhibit 8.2

                    , 2015

Entropic Communications, Inc.

6350 Sequence Drive

San Diego, CA

92121

Ladies and Gentlemen:

We have acted as counsel to Entropic Communications, Inc., a Delaware corporation (“Entropic”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization, dated as of February 3, 2015, by and among MaxLinear, Excalibur Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of MaxLinear (“Merger Sub One”), Excalibur Subsidiary, LLC, a Delaware limited liability company and a wholly-owned subsidiary of MaxLinear (“Merger Sub Two”) and Entropic Communications, Inc., a Delaware corporation (“Entropic”) (the “Merger Agreement”).

Pursuant to the Merger Agreement, (i) Merger Sub One will be merged with and into Entropic (the “First Step Merger”), with Entropic continuing as the surviving entity of the First Step Merger and as a wholly-owned subsidiary of MaxLinear and (ii) as soon as practicable following the First Step Merger and as the second step in a single integrated transaction with the First Step Merger, MaxLinear will cause Entropic to merge with and into Merger Sub Two, a disregarded entity for U.S. federal income tax purposes, with Merger Sub Two continuing as the surviving entity (the “Second Step Merger,” and taken together with the First Step Merger, the “Merger”). The Merger and certain other matters contemplated by the Merger Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of MaxLinear, which includes the information/proxy statement-prospectus relating to the Merger (the “Proxy Statement-Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

In connection with this opinion, we have examined , and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times of the statements, covenants, representations, and warranties contained in the following documents (including exhibits attached thereto):

(i)	the Merger Agreement;

(ii)	the Registration Statement;

(iii)	the tax representation letter from MaxLinear and Merger Sub One and Merger Sub Two to Cooley LLP and to Wilson Sonsini Goodrich & Rosati PC furnished pursuant to Section 7.12 of the Merger Agreement, and the tax representation letter from Entropic to Cooley LLP and to Wilson Sonsini Goodrich & Rosati PC furnished pursuant to Section 7.12 of the Merger Agreement (collectively, the “Tax Representation Certificates”); and

4401 EASTGATE MALL, SAN DIEGO, CA 92121    T: (858) 550-6000    F: (858) 550-6420    WWW.COOLEY.COM

Entropic Communications, Inc.

                    , 2015

(iv)	such other instruments and documents related to the formation, organization, and operation of MaxLinear, Merger Sub One, Merger Sub Two and Entropic, and to the consummation of the Merger and the other transactions contemplated by the Merger Agreement, as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by MaxLinear, Merger Sub One, Merger Sub Two and Entropic, and by their respective employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (x) those set forth in the Merger Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true, complete and accurate at all relevant times;

(iii)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iv)	All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

(v)	The Merger will be consummated in accordance with the Merger Agreement without any waiver, breach or amendment of any provision thereof, and the Merger will be effective under applicable state law; and

(vi)	The Merger will be reported by MaxLinear and Entropic on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, we hereby confirm that, subject to the qualifications and limitations described herein and therein, the disclosure contained in the Registration Statement under the caption, “Material U.S. Federal Income Tax Consequences of the Transaction,” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined in the Registration Statement).

There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

4401 EASTGATE MALL, SAN DIEGO, CA 92121    T: (858) 550-6000    F: (858) 550-6420    WWW.COOLEY.COM

Entropic Communications, Inc.

                    , 2015

This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address any United States federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any United States federal tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the United States federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein.

This opinion is being delivered solely in connection with the filing of the Registration Statement. We consent to the reference to our firm name under the caption “Material U.S. Federal Income Tax Consequences of the Transaction” and “Legal Matters” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of, or are in the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended.

Very truly yours,

4401 EASTGATE MALL, SAN DIEGO, CA 92121    T: (858) 550-6000    F: (858) 550-6420    WWW.COOLEY.COM